EXHIBIT 19


                                 NATIONAL CITY
                                 BANCORPORATION




                                      1999




                                 SECOND QUARTER

                                     REPORT

                                   SIX MONTHS

                                      ENDED

                                  JUNE 30, 1999

TO OUR STOCKHOLDERS:

The Company's performance in the second quarter was marked by increased net earnings compared with the previous quarter, and a significant reduction in non-accrual loans. Expenses were held to 1998 levels as we continue to focus on operating efficiency.

Net earnings were $3,914,000 for the second quarter of 1999, compared with $3,605,000 in the first quarter of 1999 and $4,320,000 in the second quarter of 1998. Earnings per share were 45 cents, compared with 41 cents in the first quarter of 1999 and 49 cents in the second quarter of 1998. Net earnings for the second quarter of 1999 in comparison with the same period last year, were adversely affected by the loss of interest income on non-accrual loans, which acted to lower the current quarter net earnings compared with last year. Non-accrual loans and the detrimental effect on earnings have been significantly reduced in the second quarter. Nonperforming assets, including nonperforming loans, were $2.3 million or .28 percent of total loans at June 30, 1999 compared with $11.8 million or 1.51 percent of total loans at March 31, 1999.

Net earnings for the first six months were $7,519,000 or 86 cents per share, compared with $7,971,000 or 90 cents per share last year.

The Company's reserve for loan losses at quarter-end was $11,549,000 or 1.42 percent of loans outstanding compared to $10,423,000 and 1.37 percent at December 31, 1998. There were net recoveries during the quarter of $1,000 compared with net chargeoffs of $150,000 in the second quarter of 1998.

Net interest income which represents 83 percent of total revenues, was $11,819,000 in the quarter, down slightly from the year-earlier period, but up 3 percent from the previous quarter. The increase was largely a result of increased loan volume. Net interest income was adversely affected by the lost interest income on nonperforming assets in comparison with last year. Noninterest income for the second quarter was up slightly from last quarter, but down 10 percent from the year-earlier period. The relative decline relates to additional fees collected in the prior year. Noninterest expense declined from last quarter and increased less than one percent compared with last year.

At its July 21, 1999 meeting the Board of Directors declared a regular quarterly cash dividend on common stock of 12 cents per share, payable September 1, 1999, to stockholders of record August 4, 1999. This dividend follows our first cash dividend paid in June of this year which related to earnings for the previous five quarters. Your Board will consider future dividends on a quarterly basis and take action to provide an appropriate yield to you reflective of our earnings and market value.


/s/ David C. Malmberg                 /s/ David L. Andreas

David C. Malmberg                     David L. Andreas
Chairman of the Board                 President and
                                      Chief Executive Officer

NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                                      June 30,       December 31,
                                                                        1999             1998
-------------------------------------------------------------------------------------------------
ASSETS
  Cash & due from banks .......................................     $    47,817      $    52,271
  Federal funds sold and resale agreements ....................           3,500            6,100
  Available-for-sale securities:
    U.S. Treasury .............................................           4,978            5,077
    U.S. Government agencies ..................................          24,731           17,089
    Mortgage-backed ...........................................          88,936          108,930
    Municipal .................................................           7,877
    Other securities ..........................................           2,884            2,801
                                                                    -----------      -----------
       Total available-for-sale securities ....................         129,406          133,897
  Held-to-maturity securities:
    Mortgage-backed ...........................................          50,463           41,255
                                                                    -----------      -----------
       Total held-to-maturity securities ......................          50,463           41,255
         (approximate market value: 1999$49,871; 1998$41,569)
  Loans .......................................................         813,561          762,747
    Less allowance for loan losses ............................         (11,549)         (10,423)
                                                                    -----------      -----------
      Net loans ...............................................         802,012          752,324
  Premises and equipment ......................................           9,613           10,399
  Accrued interest receivable .................................           7,710            7,499
  Customer acceptance liability ...............................             312              824
  Other assets ................................................          21,112           21,113
                                                                    -----------      -----------
       Total assets ...........................................     $ 1,071,945      $ 1,025,682
                                                                    ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    Noninterest bearing .......................................     $   164,685      $   165,598
    Interest bearing ..........................................         352,534          351,896
                                                                    -----------      -----------
       Total deposits .........................................         517,219          517,494
  Federal funds purchased and repurchase agreements ...........         127,942           98,702
  Commercial paper ............................................          74,241           99,396
  Other short-term borrowed funds .............................          57,716           12,663
  Acceptances outstanding .....................................             312              824
  Other liabilities ...........................................           9,241           10,315
  Long-term debt ..............................................         139,000          139,000
                                                                    -----------      -----------
       Total liabilities ......................................         925,671          878,394
  Stockholders' equity:
    Common stock, par value $1.25
      Authorized shares: 40,000,000
      Issued shares: 19998,861,944; 19988,861,944 .............          11,077           11,077
    Additional paid-in capital ................................         121,982          121,982
    Unrealized gains net of tax effect ........................            (939)             913
    Retained earnings .........................................          16,729           14,470
                                                                    -----------      -----------
       Subtotal ...............................................         148,849          148,442
  Less common stock in treasury at cost:
    1999 -- 105,049 shares; 1998 -- 45,030 shares .............          (2,575)          (1,154)
                                                                    -----------      -----------
       Total stockholders' equity .............................         146,274          147,288
                                                                    -----------      -----------
       Total liabilities and stockholders' equity .............     $ 1,071,945      $ 1,025,682
                                                                    ===========      ===========

NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands except per share)

                                                                 Three Months Ended               Six Months Ended
                                                                      June 30,                         June 30,
                                                                1999            1998            1999            1998
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans ..........................     $    18,126     $    18,152     $    35,576     $    35,454
  Interest on federal funds sold & resale agreements ..              57             177             194             295
  Interest and dividends on securities ................           2,788           2,755           5,482           5,661
                                                            -----------     -----------     -----------     -----------
      Total interest income ...........................          20,971          21,084          41,252          41,410

INTEREST EXPENSE
  Interest on deposits ................................           3,726           3,880           7,410           7,889
  Interest on short-term borrowed funds ...............           3,785           4,106           6,342           7,832
  Interest on long-term debt ..........................           1,641           1,141           4,214           2,281
                                                            -----------     -----------     -----------     -----------
      Total interest expense ..........................           9,152           9,127          17,966          18,002
                                                            -----------     -----------     -----------     -----------
      Net interest income .............................          11,819          11,957          23,286          23,408
  Provision for loan losses ...........................             509             260           1,121             740
                                                            -----------     -----------     -----------     -----------
  Net interest income after provision for loan losses .          11,310          11,697          22,165          22,668

NONINTEREST INCOME
  Service charges on deposit accounts .................             643             530           1,237           1,093
  Fees for other customer services ....................             471             463             885             816
  Trust fees ..........................................           1,187           1,276           2,425           2,606
  Other ...............................................             122             409             289             572
                                                            -----------     -----------     -----------     -----------
      Total noninterest income ........................           2,423           2,678           4,836           5,087

NONINTEREST EXPENSES
  Salaries and employee benefits ......................           4,065           3,913           8,262           7,965
  Net occupancy expense ...............................             853             770           1,679           1,529
  Equipment rentals, depreciation & maintenance .......             869             830           1,745           1,703
  Other ...............................................           1,476           1,706           2,881           3,372
                                                            -----------     -----------     -----------     -----------
      Total noninterest expense .......................           7,263           7,219          14,567          14,569
                                                            -----------     -----------     -----------     -----------
  Earnings before taxes ...............................           6,470           7,156          12,434          13,186
  Applicable income taxes .............................           2,556           2,836           4,915           5,215
                                                            -----------     -----------     -----------     -----------
      Net earnings ....................................     $     3,914     $     4,320     $     7,519     $     7,971
                                                            ===========     ===========     ===========     ===========
Basic earnings per share ..............................     $      0.45     $      0.49     $      0.86     $      0.90
Average common and common equivalent shares outstanding       8,761,732       8,861,960       8,778,735       8,865,069

NATIONAL CITY BANCORPORATION
CHANGE OF ADDRESS FOR SHAREHOLDER



National City Bank of Minneapolis
Stock Transfer Department
P.O. Box 1919
Minneapolis, Minnesota 55480-1919


PLEASE CHANGE MY ADDRESS TO:

NAME
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(PRINT NAME EXACTLY AS IT APPEARS ON STOCK CERTIFICATE)

STREET
      -----------------------------------------------------------

CITY
    -------------------------------------------------------------

STATE                                     ZIP CODE
     ------------------------------------         ---------------

DATE
    -------------------------------------------------------------


                             OLD ADDRESS

STREET
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CITY
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STATE                                     ZIP CODE
     ------------------------------------         ---------------

SIGNATURE
         --------------------------------------------------------

DIRECTORS OF NATIONAL CITY                OFFICERS OF NATIONAL CITY
BANCORPORATION                            BANCORPORATION

David C. Malmberg                         David L. Andreas
CHAIRMAN OF THE BOARD                     PRESIDENT AND
National City Bancorporation              CHIEF EXECUTIVE OFFICER

Wendell R. Anderson*                      Thomas J. Freed
OF COUNSEL                                SECRETARY AND
Larkin, Hoffman, Daly and                 CHIEF FINANCIAL OFFICER
Lindgren Ltd.
                                          PRINCIPAL OFFICERS OF
David L. Andreas                          SUBSIDIARIES
PRESIDENT AND
CHIEF EXECUTIVE OFFICER                   DIVERSIFIED BUSINESS
National City Bancorporation              CREDIT, INC.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER                   Robert L. Olson
National City Bank of                     PRESIDENT AND
Minneapolis                               CHIEF EXECUTIVE OFFICER

Terry L. Andreas                          Janet L. Pomeroy
CHAIRMAN OF THE BOARD                     SENIOR VICE PRESIDENT
School for Field Studies
Beverly, Massachusetts                    NATIONAL CITY BANK
                                          OF MINNEAPOLIS
Michael J. Boris*
PRIVATE INVESTOR AND                      David L. Andreas
CONSULTANT                                PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER
Marvin Borman*
PARTNER                                   William J. Klein
Maslon, Edelman, Borman                   EXECUTIVE VICE PRESIDENT
and Brand                                 CLIENT SERVICES

Sharon Bredeson                           Thomas J. Freed
PRESIDENT AND                             SENIOR VICE PRESIDENT AND
CHIEF EXECUTIVE OFFICER                   CHIEF FINANCIAL OFFICER
Staff-Plus, Inc.
                                          Donald W. Kjonaas
Kenneth H. Dahlberg                       SENIOR VICE PRESIDENT
CHAIRMAN OF THE BOARD                     OPERATIONS
Dahlberg, Inc.

John H. Daniels, Jr.*
PARTNER
Willeke and Daniels

James B. Goetz, Sr.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Goetz Companies

Esperanza Guerrero-Anderson*
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Milestone Growth Fund, Inc.

Thomas E. Holloran*
PROFESSOR, GRADUATE PROGRAMS
IN MANAGEMENT
University of St. Thomas

C. Bernard Jacobs
RETIRED PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation
RETIRED CHAIRMAN OF THE BOARD
National City Bank

Walter E. Meadley, Jr.
RETIRED VICE CHAIRMAN
OF THE BOARD
National City Bank

Robert L. Olson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Diversified Business Credit, Inc.

Roger H. Scherer*
CHAIRMAN OF THE BOARD
Scherer Bros. Lumber Company
*Members of the Audit Committee

FINANCIAL HIGHLIGHTS
(in thousands except per share)

                                           SECOND QUARTER ENDED
                                                 JUNE 30,
                                        --------------------------     PERCENT
                                            1999            1998       CHANGE
                                        ----------      ----------     -------

EARNINGS:
  Net interest income ..............    $   11,819      $   11,957       (1)%
  Net earnings .....................         3,914           4,320       (9)%

BASIC EARNINGS PER SHARE:
  Net earnings .....................    $     0.45      $     0.49       (8)%


                                             SIX MONTHS ENDED
                                                  JUNE 30,
                                        --------------------------
                                           1999            1998
                                        ----------      ----------

EARNINGS:
  Net interest income ..............    $   23,286      $   23,408       (1)%
  Net earnings .....................         7,519           7,971       (6)%

BASIC EARNINGS PER SHARE:
  Net earnings .....................    $     0.86      $     0.90       (4)%


                                         JUNE 30,       DECEMBER 31,
                                           1999             1998
                                        ----------      -----------

BALANCE SHEET ITEMS
  Total assets .....................    $1,071,945      $1,025,682        5 %
  Loans ............................       813,561         762,747        7 %
  Deposits .........................       517,219         517,494
  Stockholders' equity .............       146,274         147,288       (1)%
  Book value per share .............         16.70           16.71

NATIONAL CITY BANCORPORATION                                        BULK RATE
651 Nicollet Mall                                                 U.S. POSTAGE
Minneapolis, Minnesota 55402-1611                                      PAID
Telephone 612-904-8503                                           MINNEAPOLIS, MN
                                                                 PERMIT NO. 2816